EXHIBIT 2.2

                      ASSUMPTION AGREEMENT


     ASSUMPTION AGREEMENT, dated May 30, 1997, by and among MORGAN TIRE & AUTO, INC., a Florida corporation (the "Purchaser"),
AUTOMOTIVE INDUSTRIES, INC., a Delaware corporation (the "Seller'), and ACORN VENTURE CAPITAL CORPORATION, a Delaware corporation (the "Stockholder").

     WHEREAS, the Purchaser, the Seller and the Stockholder have entered into an Asset Purchase Agreement, dated May 30, 1997 (the "Asset Purchase Agreement"), pursuant to which the Seller has agreed to sell, transfer and assign to the Purchaser, and the Purchaser has agreed to purchase from the Seller, substantially all of the Seller's assets (the "Assets"); and

     WHEREAS, as further consideration for the sale of the Assets to the Purchaser, the Asset Purchase Agreement requires that the Purchaser assume, as of the date hereof, and pay, perform or discharge when due certain liabilities and obligations of the Seller.

     NOW, THEREFORE, in consideration of the sale, transfer and assignment by the Seller to the Purchaser of the Assets, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows (capitalized terms not otherwise defined herein shall be defined as set forth in the Asset Purchase Agreement):

     1.   Assumption by the Purchaser.

          1.1. Assumed Liabilities. Pursuant to and on the terms and subject to the conditions of the Asset Purchase Agreement, the Purchaser hereby assumes and agrees to pay, discharge or perform, when due and otherwise pursuant to their terms, the following liabilities and obligations of the Seller (collectively, the "Assumed Liabilities"):

               (a) all long term debt of the Seller to be set forth on the Closing Date Balance Sheet in accordance with Section
8.1 of the Asset Purchase Agreement, other than such debt owed to Falken in excess of Three Hundred Thousand Dollars ($300,000) and notes payable to officers and affiliates of the Seller;

               (b) all regular accounts payable of the Seller to be set forth on the Closing Date Balance Sheet in accordance with
Section 8.1 of the Asset Purchase Agreement, including any indebtedness to Falken of up to Three Hundred Thousand Dollars ($300,000) converted into accounts payable or into a ledger balance in connection with the Asset Purchase Agreement;

               (c) all accrued expenses of the Seller to be set forth on the Closing Date Balance Sheet in accordance with Section
8.1 of the Asset Purchase Agreement;

               (d) all current sales tax payable by the Seller to be set forth on the Closing Date Balance Sheet in accordance with
Section 8.1 of the Asset Purchase Agreement;

               (e) all deferred revenue of the Seller to be set forth on the Closing Date Balance Sheet in accordance with Section
8.1 of the Asset Purchase Agreement;

               (f) all notes payable of the Seller (including the current portion of the Seller's long term debt) to be set forth on the Closing Date Balance Sheet in accordance with Section 8.1 of the Asset Purchase Agreement;

               (g) all capitalized lease obligations of the Seller to be set forth on the Closing Date Balance Sheet in accordance with Section 8.1 of the Asset Purchase Agreement;

               (h)  subject to Section 1.8 of the Asset Purchase
Agreement, all liabilities and obligations of the Seller under the Contracts accruing or to be performed from and after the Closing
Date; and

               (i) all indemnities, warranties, service or other obligations and liabilities arising out of or relating to goods manufactured or sold or services provided by the Seller on or before the Closing Date.

          1.2. No Assumption of Other Liabilities. It is expressly agreed that the Purchaser does not hereby assume nor agree to pay, discharge or perform, any liability or obligation of the Seller other than the Assumed Liabilities.

          1.3. Further Assurances. The Purchaser hereby agrees that, at any time and from time to time after the date hereof, it will execute and deliver all such further instruments of assumption and acknowledgements and take such other action as the Seller may reasonably request in order to effectuate the Purchaser's assumption of the Assumed Liabilities.

     2.   General.

          2.1. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

          2.2. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

          2.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          2.4. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          2.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to the choice of law principles thereof.

                              MORGAN TIRE & AUTO, INC.



                              By:  Larry C. Morgan
                                 -----------------------------
                                   Larry C. Morgan
                                   Chief Executive Officer


                              AUTOMOTIVE INDUSTRIES, INC.



                              By:  Orland M. Wolford
                                 -----------------------------
                                   Orland M. Wolford, President


                              ACORN VENTURE CAPITAL CORPORATION



                              By:  Edward N. Epstein
                                 ------------------------------
                                   Edward N. Epstein, President